EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

FOR IMMEDIATE RELEASE
Ducommun Report Results for the
Second Quarter Ended June 28, 2014
Margin Expansion and Strong Cash Flow Highlight Solid Second Quarter 2014 Results
LOS ANGELES, California (July 28, 2014) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its second quarter and six months ended June 28, 2014.
Second Quarter 2014 Highlights

•	Second quarter revenue was $186.5 million

•	The Company reported net income of $6.5 million, or $0.59 per diluted share

•	EBITDA for the quarter was $24.3 million

•	Ducommun made a voluntary principal prepayment of $7.5 million on its term loan during the quarter

•	The Company’s firm backlog as of June 28, 2014 was $623 million
“The 2014 second quarter results reflected a continuation of our first quarter performance, illustrating Ducommun’s longstanding customer relationships, product depth, and sound manufacturing execution,” said Anthony J. Reardon, chairman and chief executive officer. “As recently announced, we are winning new business on a variety of important commercial aircraft programs such as the Boeing 737 MAX, while also bidding on a number of opportunities with Airbus and other key OEMs. At the same time, our focus on expanding Ducommun’s industrial segment has resulted in a strengthening backlog.
“We posted solid margins and strong cash flow while once again paying down debt, further de-levering the balance sheet. The Company is benefiting from improved operating performance and solid demand, and we remain steadfast in using our position in the industry to drive greater customer acceptance and deliver value-added products and services. Our manufacturing operations continue to be the focus of improved asset utilization as we position Ducommun for sustainable returns in the future.”

Second Quarter Results
Net revenues for the second quarter of 2014 were $186.5 million, a 2.6% decrease, compared to $191.5 million for the second quarter of 2013. The revenue decline year-over-year primarily reflects 8.2% lower revenues within the Company’s military and space markets, partially offset by a 9.9% increase in revenues within its non-aerospace and defense (“non-A&D”) markets.
Net income for the second quarter of 2014 increased 17.6% to $6.5 million, or $0.59 per diluted share, from net income of $5.5 million, or $0.51 per diluted share, for the second quarter of 2013. Net income for the second quarter of 2014 increased primarily due to improved operating performance, lower selling, general and administrative expenses, and lower interest expense, partially offset by higher income tax expense. The second quarter of 2013 included a $0.5 million federal research and development tax credit (“Federal R&D Tax Credit”) benefit as a result of the American Taxpayer Relief Act (the “Act”) passed in January, 2013. For the second quarter of fiscal 2014, there was no comparable Federal R&D Tax Credit benefit recorded, as a similar Act has not been passed at this time.
Operating income for the second quarter of 2014 increased approximately 10.2% to $16.6 million, or 8.9% of revenue, compared to $15.0 million, or 7.9% of revenue, in the comparable period last year. Operating income in the second quarter of 2014 rose as a result of improved operating performance and a $0.8 million workers’ compensation audit refund related to prior years.

EBITDA for the second quarter of 2014 was $24.3 million, or 13.0% of revenue, compared to $22.2 million, or 11.6% of revenue, for the comparable period in 2013. Interest expense decreased to $7.0 million in the second quarter of 2014, compared to $7.4 million in the previous year’s second quarter, as the Company continued to de-lever its balance sheet.
During the second quarter of 2014, the Company generated $25.2 million of cash from operations compared to $13.1 million during the second quarter of 2013.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment reported net revenues for the current second quarter of $78.6 million, compared to $84.0 million for the second quarter of 2013. The lower revenue was primarily due to a 10.7% decrease in military aircraft revenues.

DAS segment operating income was $9.8 million, or 12.5% of revenue, compared to operating income of $9.0 million, or 10.7% of revenue, in the second quarter of 2013. The higher margin was a result of improved operating performance and a $0.8 million workers’ compensation audit refund related to prior years. EBITDA was $13.4 million for the current quarter, or 17.0% of revenue, compared to $11.4 million, or 13.6% of revenue, for the comparable quarter in the prior year.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment reported net revenues for the second quarter of $107.9 million, compared to $107.5 million for the second quarter of 2013. The 2014 revenues level reflected a 9.9% rise in non-A&D revenues and a 24.5% increase in commercial aerospace revenues, partially offset by a 7.0% decrease in defense technologies revenues.

DLT’s operating income for the second quarter of 2014 was $10.8 million, or 10.0% of revenue, compared to $11.2 million, or 10.4% of revenue, for the second quarter of 2013, primarily due to a decrease in defense technologies revenue. EBITDA was $14.8 million for the current quarter, or 13.7% of revenue, compared to $15.8 million, or 14.7% of revenue, in the comparable quarter of the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the second quarter of 2014 were $4.0 million, or 2.2% of total Company revenue, down from $5.1 million, or 2.7% of total Company revenue, in the prior-year period. CG&A expenses decreased primarily due to lower non-recurring professional fees and lower benefit costs.

Year To Date Results
Net revenues for the six months ended June 28, 2014 were $366.3 million compared to $367.4 million for the six months ended June 29, 2013. The slight revenue decrease year-over-year primarily reflects 5.3% lower revenues in the Company’s military and space markets, partially offset by 5.0% higher commercial aerospace revenues and a 6.0% increase in non-A&D revenues.
Net income for the six months ended June 28, 2014 increased 20.5% to $11.1 million, or $1.00 per diluted share, from net income of $9.2 million, or $0.86 per diluted share, for the six months ended June 29, 2013. The first six months of fiscal 2013 included a $3.0 million Federal R&D Tax Credit benefit -- a combination of Federal R&D Tax Credits for fiscal 2012 (as a result of the Act passed in January, 2013) and Federal R&D Tax Credits for the first six months of fiscal 2013. For the first six months of fiscal 2014, there was no comparable Federal R&D Tax Credit benefit recorded as a similar Act has not been passed at this time.
Operating income for the six months ended June 28, 2014 increased 20.6% to $30.6 million, or 8.3% of revenue, compared to $25.3 million, or 6.9% of revenue, for the six months ended June 29, 2013. Operating income in 2014 rose as a result of a favorable product mix, improved operating performance and a $0.8 million workers’ compensation audit refund related to prior years.
EBITDA for the six months ended June 28, 2014 was $45.7 million, or 12.5% of revenue, compared to $39.5 million, or 10.8% of revenue, for the six months ended June 29, 2013. Interest expense decreased to $14.1 million in the first six months of fiscal 2014, compared to $15.3 million in the first six months of fiscal 2013, as the Company continued to de-lever its balance sheet.
During the first six months of fiscal 2014 the Company generated $15.5 million of cash from operations compared to $6.9 million during the first six months of fiscal 2013.

Ducommun AeroStructures
The Company’s DAS segment reported net revenues for the six months ended June 28, 2014 of $160.3 million, compared to $156.7 million for the six months ended June 29, 2013. The higher revenue was primarily due to a 3.7% increase in commercial aerospace revenues.

DAS segment operating income during the first six months of fiscal 2014 was $20.1 million, or 12.5% of revenue, compared to operating income of $15.6 million, or 10.0% of revenue, in the first six months of fiscal 2013. The higher margin was due to improved operating performance and a $0.8 million workers’ compensation audit refund related to prior years. EBITDA was $26.0 million for the first six months of fiscal 2014, or 16.3% of revenue, compared to $20.4 million, or 13.0% of revenue, for the comparable period in the prior year.
Ducommun LaBarge Technologies
The Company’s DLT segment reported net revenues for the six months ended June 28, 2014 of $206.0 million, compared to $210.7 million for the six months ended June 29, 2013. The year-over-year decrease reflects an 8.1% decline in defense technologies revenues, partially offset by 6.0% higher non-A&D revenues and a 12.2% increase in commercial aerospace revenues.
DLT’s operating income for the first six months of fiscal 2014 was $17.8 million, or 8.6% of revenue, compared to $19.1 million, or 9.1% of revenue, for the first six months of fiscal 2013 due to a decrease in defense technologies revenue. EBITDA was $26.9 million for the six month period of 2014, or 13.0% of revenue, compared to $28.4 million, or 13.5% of revenue, in the comparable six month period of the prior year.
Corporate General and Administrative Expenses
CG&A expenses for the six months ended June 28, 2014 were $7.3 million, or 2.0% of total Company revenue, down from $9.4 million, or 2.6% of total Company revenue, in the six months ended June 29, 2013. CG&A expense decreased primarily due to lower non-recurring professional fees and lower benefit costs, combined with the first six months of the prior year included a $0.5 million charge related to the Company’s debt repricing transaction.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will be held today, July 28, 2014 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 866-510-0712 (international 617-597-5380) approximately ten minutes prior to the conference time. The participant passcode is 56517723. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 23083149.

About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (“DAS”) and Ducommun LaBarge Technologies (“DLT”). Additional information can be found at www.ducommun.com.
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President and Chief Financial Officer, 310.513.7211
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 28, 2014	December 31, 2013
Assets
Current Assets
Cash and cash equivalents	$43,751	$48,814
Accounts receivable, net	105,209	91,909
Inventories	142,201	140,507
Production cost of contracts	11,023	11,599
Deferred income taxes	11,513	10,850
Other current assets	20,602	27,085
Total Current Assets	334,299	330,764
Property and Equipment, Net	94,070	96,090
Goodwill	161,940	161,940
Intangibles, Net	160,285	165,465
Other Assets	8,660	9,940
Total Assets	$759,254	$764,199
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$26	$25
Accounts payable	53,749	58,111
Accrued liabilities	47,973	45,453
Total Current Liabilities	101,748	103,589
Long-Term Debt, Less Current Portion	317,664	332,677
Deferred Income Taxes	69,747	68,489
Other Long-Term Liabilities	17,456	19,750
Total Liabilities	506,615	524,505
Commitments and Contingencies
Shareholders’ Equity
Common stock	109	110
Treasury stock	—	(1,924)
Additional paid-in capital	70,337	70,542
Retained earnings	185,929	174,828
Accumulated other comprehensive loss	(3,736)	(3,862)
Total Shareholders’ Equity	252,639	239,694
Total Liabilities and Shareholders’ Equity	$759,254	$764,199

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net Revenues	$186,516	$191,472	$366,269	$367,387
Cost of Sales	149,073	154,156	293,756	297,218
Gross Profit	37,443	37,316	72,513	70,169
Selling, General and Administrative Expenses	20,868	22,273	41,955	44,824
Operating Income	16,575	15,043	30,558	25,345
Interest Expense	6,994	7,442	14,119	15,265
Income Before Taxes	9,581	7,601	16,439	10,080
Income Tax Expense	3,109	2,097	5,338	869
Net Income	$6,472	$5,504	$11,101	$9,211
Earnings Per Share
Basic earnings per share	$0.60	$0.52	$1.02	$0.87
Diluted earnings per share	$0.59	$0.51	$1.00	$0.86
Weighted-Average Number of Common Shares Outstanding
Basic	10,871	10,648	10,864	10,624
Diluted	11,045	10,790	11,122	10,731

Gross Profit %	20.1%	19.5%	19.8%	19.1%
SG&A %	11.2%	11.6%	11.5%	12.2%
Operating Income %	8.9%	7.9%	8.3%	6.9%
Net Income %	3.5%	2.9%	3.0%	2.5%
Effective Tax Rate	32.5%	27.6%	32.5%	8.6%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Six Months Ended
	% Change	June 28, 2014	June 29, 2013	% of Net Revenues 2014	% of Net Revenues 2013	% Change	June 28, 2014	June 29, 2013	% of Net Revenues 2014	% of Net Revenues 2013
Net Revenues
DAS	(6.4)%	$78,616	$83,992	42.1%	43.9%	2.3%	$160,270	$156,697	43.8%	42.7%
DLT	0.4%	107,900	107,480	57.9%	56.1%	(2.2)%	205,999	210,690	56.2%	57.3%
Total Net Revenues	(2.6)%	$186,516	$191,472	100.0%	100.0%	(0.3)%	$366,269	$367,387	100.0%	100.0%
Segment Operating Income
DAS		$9,833	$8,985	12.5%	10.7%		$20,079	$15,616	12.5%	10.0%
DLT		10,757	11,167	10.0%	10.4%		17,801	19,101	8.6%	9.1%
		20,590	20,152				37,880	34,717
Corporate General and Administrative Expenses (1)		(4,015)	(5,109)	(2.2)%	(2.7)%		(7,322)	(9,372)	(2.0)%	(2.6)%
Total Operating Income		$16,575	$15,043	8.9%	7.9%		$30,558	$25,345	8.3%	6.9%
EBITDA
DAS
Operating Income		$9,833	$8,985				$20,079	$15,616
Depreciation and Amortization		3,554	2,438				5,970	4,765
		13,387	11,423	17.0%	13.6%		26,049	20,381	16.3%	13.0%
DLT
Operating Income		10,757	11,167				17,801	19,101
Depreciation and Amortization		4,043	4,660				9,051	9,323
		14,800	15,827	13.7%	14.7%		26,852	28,424	13.0%	13.5%
Corporate General and Administrative Expenses
Operating loss		(4,015)	(5,109)				(7,322)	(9,372)
Depreciation and Amortization		102	42				104	85
		(3,913)	(5,067)				(7,218)	(9,287)
EBITDA		$24,274	$22,183	13.0%	11.6%		$45,683	$39,518	12.5%	10.8%
Capital Expenditures
DAS		$1,435	$1,495				$2,720	$3,049
DLT		2,078	1,128				2,975	2,180
Corporate Administration		14	18				24	24
Total Capital Expenditures		$3,527	$2,641				$5,719	$5,253

(1)	Includes costs not allocated to either the DLT or DAS operating segments.